EXHIBIT 99.1

For Immediate Release

Contact:	Claire M. Chadwick
SVP and Chief Financial Officer
630 Godwin Avenue
Midland Park, NJ 07432
201- 444-7100

PRESS RELEASE

Stewardship Financial Corporation To Participate In The
U.S. Treasury Capital Purchase Program

Midland Park, NJ – January 30, 2009 – Stewardship Financial Corporation (NASDAQ:SSFN) (“Stewardship”), parent of Atlantic Stewardship Bank, today announced that it has received $10 million as part of the U.S. Treasury Department’s Troubled Asset Relief Program – Capital Purchase Program for "healthy institutions".  Stewardship issued 10,000 Senior Preferred shares and 127,119 warrants to purchase common stock to the U.S. Treasury.

Paul Van Ostenbridge, President and Chief Executive Officer, commented, “We are pleased to be selected for participation in this program, which is designed to provide additional capital to healthy, well managed financial institutions.  We view the terms of the Capital Purchase Program to be an attractive low-cost alternative to other capital sources in today’s market and an excellent opportunity to support the recovery of the U.S. economy.  Stewardship intends to utilize this additional capital to better serve the lending needs of consumers and businesses in our market.”

Stewardship’s senior preferred shares will pay a cumulative dividend of 5% per annum for the first five years and 9% per annum thereafter.  The shares are callable by Stewardship at par after three years and may be replaced, at any time, if Stewardship were to choose to repurchase them with newly raised equity capital.  Associated with the purchase of Stewardship’s senior preferred shares, the Treasury received warrants to purchase 127,119 in Stewardship common shares at an exercise price of $11.80 per share.

Van Ostenbridge stated, “This investment will further strengthen Stewardship's already solid capital position.”  At September 30, 2008, Stewardship’s capital ratios were all above the level required to be categorized as “well capitalized.”  Stewardship’s leverage capital, Tier I risk-based capital and total risk-based capital were 8.02%, 10.47% and 11.72%, respectively, at September 30, 2008.

Stewardship Financial Corporation’s subsidiary, the Atlantic Stewardship Bank, has 13 banking offices in Midland Park, Hawthorne (2), Montville, North Haledon, Pequannock, Ridgewood, Waldwick, Wayne (3), Westwood and Wyckoff, New Jersey.  The bank is known for tithing 10% of its pre-tax profits to Christian and local charities.  We invite you to visit our website at www.asbnow.com for additional information.

The information disclosed in this document contains certain “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and may be identified by the use of such words as “believe,” “expect,” “anticipate,” “should,” “plan,” “estimate,” and “potential.”  Examples of forward looking statements include, but are not limited to, estimates with respect to the financial condition, results of operations and business of the Corporation that are subject to various factors which could cause actual results to differ materially from these estimates.  These factors include: changes in general, economic and market conditions, legislative and regulatory conditions, ability to satisfy the conditions to participation in the CPP or the development of an interest rate environment that adversely affects the Corporation’s interest rate spread or other income anticipated from operations and investments.